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Exhibit 10.33



                         AGREEMENT and GENERAL RELEASE
                         -----------------------------



       This AGREEMENT and GENERAL RELEASE ("Agreement") is entered into by and between

       Iron Age Corporation and its subsidiaries and affiliates ("Iron Age")

                                 and

                       William J. Taaffe ("Mr. Taaffe")

     WHEREAS, Mr. Taaffe is employed as President and Chief Operating Officer of Knapp Consumer Brands Division; and

     WHEREAS, the parties have agreed that it is in their mutual best interest that Mr. Taaffe resign his employment; and

       WHEREAS, Mr. Taaffe and Iron Age wish to resolve all issues arising from Mr. Taaffe's employment and termination of employment.

       NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound thereby, the parties agree as follows:

     1. This Agreement shall constitute Mr. Taaffe's letter of resignation as President and Chief Operating Officer effective immediately and from his employment effective June 30, 1999.

     2. Until June 30, 1999, Mr. Taaffe will be on paid terminal leave of absence in accordance with the provisions of Exhibit A to this Agreement.

     3. Mr. Taaffe acknowledges that by signing this Agreement and accepting the benefits of it, that he is giving up forever the right to seek any relief from Iron Age or any person associated with Iron Age for any event occurring prior to the execution of this Agreement by all parties. Pursuant to that understanding and as consideration for the payments set forth in Paragraph 2, Mr. Taaffe irrevocably and unconditionally releases, remits, acquits, and discharges Iron Age, its corporate affiliates, its present and former officers, directors, agents, employees, contractors, successors and assigns (separately and collectively "Releasees"), jointly and individually, from any and all claims, known or unknown, which Mr. Taaffe, his heirs or assigns have or may have against Releasees, and any and all liability which the Releasees may have to him, whether called claims, demands, causes of action, obligations, damages or liabilities arising from any and all basis, however called, including but not limited to claims of breach of contract or discrimination under any federal, state or local law, rule, or regulation. This Release relates to claims arising prior to and during Mr. Taaffe's employment by Iron Age, whether those claims are past or present, whether they arise from common law, contract or statute, whether they arise from labor laws, discrimination laws, or any other law, rule or regulation, provided, however, that this Release does not apply to any employment rights or claims that may arise after this Agreement is executed by all of the parties. Mr. Taaffe specifically acknowledges that this Release is applicable to any claim under the Age Discrimination in Employment Act, the Civil Rights Act of 1964 and the Americans With Disabilities Act. This Release is for any relief, no matter how called, including but not limited to reinstatement, wages, back pay, front pay, severance pay, compensatory damages, punitive damages, damages for pain and suffering, or attorneys' fees. Mr. Taaffe agrees he will not be entitled to any benefit from any claim or proceeding filed by him or on his behalf with any agency or court. Mr. Taaffe further agrees that he is waiving any right to seek future employment with Iron Age, and if he should do so, Iron Age will deny employment and such denial shall not be the basis of any claim whatsoever.

     Mr. Taaffe further agrees that if he should initiate any court action against Iron Age which is successfully defended by Iron Age, Mr. Taaffe shall reimburse Iron Age for all costs and attorney fees incurred in defending such action.

     4. Mr. Taaffe further agrees that he will not seek unemployment compensation based upon his resignation, and agrees that if Iron Age is required to submit a separation report, Mr. Taaffe will not contest that his resignation was without good cause.

     5. Mr. Taaffe agrees that he will not divulge to anyone any information regarding Iron Age's records, ideas, plans or any other aspect of Iron Age's operations and any information obtained by Mr. Taaffe during his employment shall be deemed confidential. This obligation of confidentiality shall not apply to information which prior to any disclosure by Mr. Taaffe has become publicly available information.

     6. The parties agree that the execution of this Agreement is in compromise and final settlement between the parties of all disputed matters, whether asserted or not, constitutes full satisfaction of all claims made or which could be made, and does not in any way admit liability or wrongdoing by any entity or individual.

     7. The parties intend this Agreement to be legally binding upon and inure to the benefit of each of them and their respective heirs, successors and assigns.

     8. The Parties agree that the terms of this Agreement shall be kept confidential, except as necessary for the administration or enforcement of this Agreement.

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

     9. This Agreement is the complete agreement between the parties, and there are no written or oral understandings, promises or agreements directly or indirectly related to this Agreement that are not incorporated herein in full.

     10. Mr. Taaffe states that he has carefully read the within and foregoing Agreement, that he has been advised prior to execution of this Agreement to seek the advice of an attorney, that he knows and understands the contents of this Agreement, that he has been given adequate time to consider whether to execute the Agreement, that he executes this Agreement knowingly and voluntarily as his own free act and deed, and that this Agreement was freely entered into without fraud, duress or coercion.

     11. Mr. Taaffe acknowledges that he was given at least twenty-one (21) days in which to consider whether to execute this Agreement before being required to make a decision. Mr. Taaffe further acknowledges that he may revoke the Agreement for a period of seven (7) days from the date that he executed the Agreement.

     12. This Agreement shall be and remain in effect despite any alleged breach of this Agreement or the discovery or existence of any new or additional fact, or any fact different from that which Iron Age or Mr. Taaffe now know or believe to be true. Notwithstanding the foregoing, nothing in this Agreement shall be construed as or constitute a release of any party's rights to enforce the terms of this Agreement.

  IN WITNESS WHEREOF, and intending to be legally bound, each of the parties hereto has caused this Agreement to be executed as of the dates indicated.

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

                               IRON AGE CORPORATION


Date:                          By:
     --------------------         ----------------------------------
                                  Chairman and CEO


                                  /s/ William J. Taaffe
Date:                             -------------------------------------
     --------------------         WILLIAM J. TAAFFE

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